UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Pinnacle West Capital Corporation

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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999
NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday, May 17, 2006
To our Shareholders:
     You are invited to attend the 2006 Annual Meeting of Shareholders of Pinnacle West Capital Corporation to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 17, 2006. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:
(1)	Election of four (4) directors;

(2)	Ratification of the appointment of the Company’s independent auditors for the fiscal year ending 2006; and

(3)	Consideration of a shareholder proposal, if properly presented at the meeting.
     All shareholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

NANCY C. LOFTIN
Vice President, General Counsel and Secretary
Approximate date of mailing to Shareholders:
April 10, 2006

We encourage each shareholder to sign and return the enclosed proxy card or to use telephone or internet voting. Please see our General Information section for information about voting by telephone, internet or mail.

GENERAL INFORMATION	1
What is the purpose of the Annual Meeting?
Who is entitled to vote?
How do I vote?
Is my vote confidential?
What constitutes a quorum?
What are the Board’s recommendations?
What is required to approve the items to be voted on?
Will shareholders be asked to vote on any other matters?
Who is entitled to attend the Annual Meeting?
Can I change or revoke my vote after I submit my proxy?
How do I get a copy of the Annual Report?
INFORMATION ABOUT OUR BOARD, ITS COMMITTEES AND OUR CORPORATE GOVERNANCE	3
How often did the Board meet during 2005?
Do we have independent directors?
What are the Committees the Board has established?
Where can I find the charters of the Board’s Committees and how do I get a copy?
What are the responsibilities of the Audit Committee?
What are the responsibilities of the Human Resources Committee?
What are the responsibilities of the Finance and Operating Committee?
What are the responsibilities of the Corporate Governance Committee?
Do the non-management and independent directors meet without management present?
How are nominees for the Board selected?
How are directors compensated?
How can shareholders communicate with the Board?
Do Board members attend the Annual Meeting?
Does the Company have a code of business conduct and ethics?
PROPOSAL 1 - ELECTION OF DIRECTORS	8
Who will be elected at the Annual Meeting?
Which directors also serve on the board of a subsidiary?
Who are the current nominees?
WHICH DIRECTORS WILL CONTINUE IN OFFICE?	10
HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED BY MANAGEMENT AND LARGE SHAREHOLDERS?	12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
DOES THE COMPANY HAVE ANY RELATED PARTY TRANSACTIONS TO DISCLOSE?	14
AUDIT MATTERS	14
Report of the Audit Committee
Who are the Company’s independent accountants and will they be at the Annual Meeting?
What fees were paid to our independent registered public accountants in 2005 and 2004?
What are the Audit Committee’s pre-approval policies?
PERFORMANCE GRAPH	16
EXECUTIVE COMPENSATION	18
Report of the Human Resources Committee
Human Resources Committee Interlocks and Insider Participation
What compensation was paid to the Named Executive Officers in 2005?
What options were exercised by the Named Executive Officers in 2005?
What long-term incentive plan awards were given to the Named Executive Officers in 2005?
What are the Company’s defined benefit plans?

(i)

(ii)

GENERAL INFORMATION
     This proxy statement contains information regarding the Company’s 2006 Annual Meeting of Shareholders to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 17, 2006. The enclosed proxy is being solicited by the Company’s Board of Directors.
What is the purpose of the Annual Meeting?
     At the Annual Meeting you will vote on the matters outlined in the notice of meeting on the cover page of this proxy statement.
Who is entitled to vote?
     All shareholders at the close of business on March 20, 2006 (the record date) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “What is required to approve the items to be voted on?” on page 2 of this proxy statement). At the close of business on the record date there were 99,175,423 shares of common stock outstanding.
How do I vote?
     You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
If you vote by telephone or internet, DO NOT mail your proxy card.
Is my vote confidential?
     Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting your votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.
What constitutes a quorum?
     To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares, as of the record date, are represented in person or by proxy. Shares owned by the Company are not considered outstanding or to be present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting, but will have no effect on the outcome of Proposals 2 or 3.
What are the Board’s recommendations?
     Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, together with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•	FOR election of the nominated slate of directors (see Proposal 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending 2006 (see Proposal 2); and

•	AGAINST approval of the shareholder proposal (see Proposal 3).
What is required to approve the items to be voted on?
Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes which a shareholder may cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Abstentions and broker non-votes will not be counted towards a nominee’s total.
Other items. For each other item, the affirmative vote of a majority of the shares voted on that item will be required for approval. Abstentions and broker non-votes on a proposal will have no effect on the outcome of the proposal.
Will shareholders be asked to vote on any other matters?
     The Board of Directors is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their own judgment. Shareholders attending the meeting may directly vote on those matters or they may vote by proxy.
Who is entitled to attend the Annual Meeting?
     You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date; however, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.
Can I change or revoke my vote after I submit my proxy?
     Even after you have submitted your proxy card or voted by telephone or by internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How do I get a copy of the Annual Report?
     A copy of the Annual Report is available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address” on page 34 of this proxy statement.
INFORMATION ABOUT OUR BOARD, ITS COMMITTEES
AND OUR CORPORATE GOVERNANCE
How often did the Board meet during 2005?
     The full Board of Directors met nine (9) times during 2005. Every director attended at least eighty-five percent (85%) of the meetings of the full Board and any committees on which he or she served.
Do we have independent directors?
     New York Stock Exchange (“NYSE”) rules require companies listed on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board of Directors has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are attached to this proxy statement as Appendix A.
     Based on the Director Independence Standards and a review of each director’s involvement in other businesses and operations, including involvement in charitable or non-profit organizations to which the Company or its affiliated entities made contributions during 2005, the Board of Directors has determined that three (3) of the Company’s twelve (12) directors are not independent and that nine (9) of the directors are independent. The nine (9) independent directors are Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez and Nordstrom and Mmes. Grant, Hesse and Munro. Messrs. Davis and Post are not independent under NYSE rules because of their employment with the Company. Mr. Stewart is not independent under NYSE rules because of his prior employment with the Company.
What are the Committees the Board has established?
     The Board has a standing Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance and Operating Committee. The Audit Committee, Human Resources Committee and Corporate Governance Committee are made up of independent directors (see “Do we have independent directors?” above). The following table sets forth the membership of these Committees as of the date of this proxy statement:

		Human	Corporate	Finance and
	Audit	Resources	Governance	Operating
Director	Committee	Committee	Committee	Committee

Edward N. Basha, Jr.	*	*	*
Jack E. Davis				*
Michael L. Gallagher				* *
Pamela Grant	*	*	*
Roy A. Herberger, Jr.		* *	*	*
Martha O. Hesse	* *		*	*
William S. Jamieson, Jr.	*	*	*
Humberto S. Lopez	*	*	*
Kathryn L. Munro	*		* *	*
Bruce J. Nordstrom	*		*	*
William J. Post				*
William L. Stewart				*

*	Member

**	Chair
Where can I find the charters of the Board’s Committees and how do I get a copy?
     All of the charters of the Board’s Committees are available at the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request copies by contacting Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 34 of this proxy statement.
What are the responsibilities of the Audit Committee?
     The primary functions of the Audit Committee, which held six (6) meetings in 2005, are to assist the Board in monitoring the following:
•	the integrity of the financial statements of the Company;

•	the independent auditors’ qualifications, independence and performance;

•	the performance of the Company’s internal audit function; and

•	the compliance by the Company with legal and regulatory requirements.
     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Ms. Hesse, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Ms. Hesse’s experience includes working for public and private companies in a variety of positions, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. She also served as Chairman of the Federal Energy Regulatory Commission. Ms. Hesse also has served on numerous audit committees of publicly-traded corporations. All members of the Audit Committee meet the independence requirements of the NYSE rules, SEC rules and the Director Independence Standards.

What are the responsibilities of the Human Resources Committee?
     The functions of the Human Resources Committee, which held five (5) meetings in 2005, are to:
•	review the Company’s general compensation strategy;

•	review and approve policies on compensation, benefits, and perquisites, including incentive cash-compensation plans, equity participation, or other forms of executive incentives;

•	recommend to the full Board non-CEO executive officer compensation;

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), assess the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this assessment;

•	recommend persons to the full Board for election or appointment as officers; and

•	recommend to the full Board the form and amount of director compensation.
What are the responsibilities of the Finance and Operating Committee?
     The responsibilities of the Finance and Operating Committee, which held four (4) meetings in 2005, include:
•	reviewing the Company’s historical and projected financial performance and annual budgets;

•	reviewing and recommending approval of short-term investments and borrowing guidelines;

•	reviewing the Company’s financing plan and recommending approval of the issuance of long-term debt, common equity, and other credit facilities;

•	reviewing and recommending to the Board the Company’s dividend actions, including, stock dividends and other distributions;

•	reviewing and monitoring the performance of the Company’s environmental policies; and

•	reviewing and monitoring the customer and power plant operations of the Company, including all aspects of the Company’s nuclear program.
What are the responsibilities of the Corporate Governance Committee?
     The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance, including the development of the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request copies by contacting Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 34 of this proxy statement. Additional functions of the Corporate Governance Committee include the development and recommendation to the full Board of criteria for selecting new directors; identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommending director nominees to the full Board; and recommending to the Board the directors who should serve on each of the Board committees.
Do the non-management and independent directors meet without management present?
     NYSE rules require that non-management directors meet at regularly scheduled sessions without management. In 2005, all of the Company’s non-management directors were given notice of and could attend the meetings of the Corporate Governance Committee. The Corporate Governance Committee met three (3) times in 2005 and, at each of these meetings, management was not present for all or part of the meeting and all of the Company’s independent directors met in executive session. Ms. Munro is the presiding director and chairs the Corporate Governance Committee and the meetings of the non-management directors.

How are nominees for the Board selected?
     As noted above, the Corporate Governance Committee is solely responsible for identifying individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board.
     Shareholder Nominees. The policy of the Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. See “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 34 of this proxy statement. In evaluating such nominations, the Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Corporate Secretary
Pinnacle West Capital Corporation
400 North 5th Street
Mail Station 9068
Phoenix, Arizona 85004
     In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at any Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, see “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 34 of this proxy statement.
     Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Corporate Governance Committee recommended nominees for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for the Board, the Corporate Governance Committee considers the following qualities, among others: integrity, specific or general skills or experience, wisdom, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.
     Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee will consider various potential candidates. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Corporate Governance Committee, and may be considered at any point during the year. As described above, the Corporate Governance Committee also will consider properly submitted shareholder nominations for candidates for the Board.
How are directors compensated?
     Only non-employee directors are compensated for Board service. Directors receive $30,000 in annual retainer fees, and the Chairman of the Audit Committee receives an additional annual retainer fee of $6,000 and, as of January 1, 2006, $15,000; the Chairman of the Human Resources Committee receives an additional annual retainer of $3,000 and, as of January 1, 2006, $7,500; and all other committee chairmen receive an additional annual retainer fee of $3,000 and, as of January 1, 2006, $5,000. Non-employee directors are eligible for grants of stock and non-qualified options under a non-employee director equity plan. Under the plan, a director receives 900 shares of stock each year and, as of January 1, 2006, 1,100 shares. On or before December 31 of a director’s first year on the Board, the director must own or acquire at least 900 shares of common stock as a condition to receiving the 900-share grant. This ownership requirement increases by 900 shares annually until it reaches 4,500 shares. Directors are paid $1,500 for each Board meeting attended. Directors also receive $1,500 for each committee meeting attended if they are a member of that committee or if they are invited to attend the committee meeting by the chairman of the committee.
     Company directors, including employee directors, who also serve as directors of the Arizona Public Service Company (“APS”) and Pinnacle West Energy Corporation (“PWEC”) Boards, do so for no additional compensation. Non-employee Company directors who serve on the SunCor Development Company (“SunCor”) Board, the APS Energy Services Company, Inc. (“APSES”) Board or the El Dorado Investment Company (“El Dorado”) Board receive $5,000 in annual retainer fees and $500 for each Board meeting attended. Employee Company directors who serve on the SunCor Board, the APSES Board and the El Dorado Board do so for no additional compensation. Mr. Stewart serves as the Board’s liaison to the APS nuclear oversight group, for which he receives $5,000 per quarter in additional fees. The following directors deferred either all or a portion of their compensation under the deferred compensation program described on page 30 of this proxy statement and, during 2005, accrued above market interest in the following amounts: Mr. Gallagher: $7,509; Mr. Herberger: $7,273; Ms. Hesse: $522; Mr. Jamieson: $7,286; Mr. Lopez: $11,532; Ms. Munro: $3,725; and Mr. Nordstrom: $3,961.
     In addition, the Company also reimburses Board members for fees and expenses for director education programs and expenses for the members and their spouses in connection with the Board members’ attendance at Board meetings.
How can shareholders communicate with the Board?
     Shareholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North 5th Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. Communications that are intended specifically for the non-management directors should be sent to the same address to the attention of the Corporate Governance Committee Chairman.
Do Board members attend the Annual Meeting?
     Yes. The Company’s Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. All of the Board members attended the 2005 Annual Meeting.
Does the Company have a code of business conduct and ethics?
     Yes. In order to ensure the highest levels of business ethics, the Board has adopted the following two codes of conduct:
     1. Code of Ethics for Financial Professionals. The Company has adopted a Code of Ethics for Financial Professionals, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. For purposes of this Code, a Financial Professional means (a) any Company professional employee in the area of finance, accounting, internal audit, energy risk management, marketing and trading financial control, tax, investor relations, or treasury, and (b) the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and persons performing similar functions at any of the Company’s subsidiaries.
     2. Ethics Policy and Standards of Business Practices. “Doing the Right Thing” presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees receive a copy of “Doing the Right Thing” when they join the Company and are provided updates periodically throughout their employment. These guidelines help ensure that the employees, officers and directors of the Company act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.
     The codes of conduct are available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. The shareholders may request copies from Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 34 of this proxy statement.
PROPOSAL 1 – ELECTION OF DIRECTORS
Who will be elected at the Annual Meeting?
     The Company’s Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size (Class I, Class II and Class III). Each class serves for a period of three years, although occasionally a director may be elected for a shorter term in one class in order to keep the number of directors in each class approximately equal.
     The shareholders will elect four (4) Class III directors this year to serve as members of the Board until the Annual Meeting of Shareholders in 2009 or until their successors are elected and qualified. If one or more of the four (4) nominees becomes unavailable to serve prior to the meeting date, the persons named as proxy holders will vote those shares for the election of such other person(s) as the Board may recommend, unless the Board reduces the number of directors in the affected class.
Which directors also serve on the board of a subsidiary?
     The following Company directors also serve as directors of the following Company subsidiaries:
APS: Messrs. Basha, Davis, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Post and
Stewart, and Mmes. Grant, Hesse and Munro
PWEC: Mr. Post
APSES: Messrs. Post and Stewart
SunCor: Messrs. Gallagher, Lopez and Post, and Ms. Grant
El Dorado: Messrs. Gallagher, Herberger and Post
Who are the current nominees?
     The nominees for election as Class III directors are set forth on the table on the following page:

NOMINEES FOR CLASS III DIRECTORS
(TERM EXPIRING AT 2009 ANNUAL MEETING)

			Director
Name	Age	Occupation, Business & Directorships	Since
Jack E. Davis	59	Chief Operating Officer of the Company since September 2003 and President of the Company since February 2001. President and Chief Executive Officer of APS since September 2002. From October 1998 until September 2002, Mr. Davis served as President, Energy Delivery and Sales of APS. Mr. Davis served as Executive Vice President and Chief Operating Officer of the Company from April 2000 to February 2001. Mr. Davis served in various APS positions as follows: Executive Vice President of Commercial Operations from September 1996 to October 1998; and Vice President, Generation and Transmission from June 1993 to September 1996.	2001

Pamela Grant	67	Civic leader. President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chairman and CEO of Goldwaters Department Stores, a division of Associated Dry Goods.	1985

Martha O. Hesse	63	President of Hesse Gas Company from 1990 to 2003. In 1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. Ms. Hesse is also a director of Terra Industries Inc., Enbridge Energy Partners, L.P. and AMEC plc.	1991

William S. Jamieson, Jr.	62	President of Micah Institute of Asheville, North Carolina since January 2005. From January 1999 to December 2004, Mr. Jamieson was President of the Institute of Servant Leadership.	1991
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF
THE NOMINATED SLATE OF DIRECTORS.

WHICH DIRECTORS WILL CONTINUE IN OFFICE?
The incumbent directors are set forth on the tables below and on the following page:
INCUMBENT CLASS I DIRECTORS
(TERM EXPIRING AT 2007 ANNUAL MEETING)

			Director
Name	Age	Occupation, Business & Directorships	Since
Roy A. Herberger, Jr.	63	President Emeritus of Thunderbird, The Garvin School of International Management, since November 2004. Mr. Herberger was President of Thunderbird from 1989 until August 2004. Mr. Herberger is also a director of MedAire, Inc.	1992

Humberto S. Lopez	60	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975.	1995

Kathryn L. Munro	57	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998 Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro is also a director of FLOW International Corporation, Capitol Bancorp, Inc. and Knight Transportation, Inc.	2000

William L. Stewart	62	Mr. Stewart retired from the Company effective November 26, 2003. Mr. Stewart served as Chief Executive Officer of PWEC from October 2002 until January 2003 and President of PWEC from October 1999 until January 2003. Mr. Stewart served as President, Generation, of APS from October 1998 to October 2002.	2001

INCUMBENT CLASS II DIRECTORS
(TERM EXPIRING AT 2008 ANNUAL MEETING)

			Director
Name	Age	Occupation, Business & Directorships	Since
Edward N. Basha, Jr.	68	Chairman of the Board of Bashas’ supermarket chain since 1968. Chief Executive Officer of Bashas’ and an Arizona civic leader dedicated to multiple Arizona community projects.	1999

Michael L. Gallagher	61	Attorney-at-law with Gallagher & Kennedy, P.A., Phoenix, Arizona. Chairman Emeritus of Gallagher & Kennedy since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000.	1999

Bruce J. Nordstrom	56	President of and certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988.	2000

William J. Post	55	Chairman of the Board of the Company since February 2001 and CEO of the Company since February 1999. Mr. Post has served as an officer of the Company since 1995 in the following additional capacities: from August 1999 to February 2001 as President; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also Chairman of the Board of APS and has held various officer positions at APS since 1982. Mr. Post is also a director of Phelps Dodge Corporation.	1997

HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED
BY MANAGEMENT AND LARGE SHAREHOLDERS?
     The following table shows the amount of Pinnacle West common stock owned by our directors, nominees, the Named Executive Officers (as defined on page 22 of this proxy statement), other executive officers and those persons who beneficially own more than 5% of our common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.
     The address of listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 20, 2006, the record date for the Annual Meeting.

	Number of Shares	Shares Acquirable	Percent of
Name	Beneficially Owned (1)	Within 60 Days (2)	Class
Directors and Nominees:
Edward N. Basha, Jr.	8,695	0	*
Jack E. Davis	52,327	142,583	*
Michael L. Gallagher	9,206	0	*
Pamela Grant	20,856	0	*
Roy A. Herberger, Jr.	13,160	0	*
Martha O. Hesse	18,337	0	*
William S. Jamieson, Jr.	10,490	0	*
Humberto S. Lopez	31,308	0	*
Kathryn L. Munro	7,502	0	*
Bruce J. Nordstrom	10,247	0	*
William J. Post	68,158	484,750	*
William L. Stewart	41,363	0	*

Other Executive Officers Named on Page 23:
Donald E. Brandt	3,369	5,042	*
James M. Levine	38,132	69,505	*
Steven M. Wheeler	9,842	5,042	*

All Directors, Nominees, Named Executive Officers, and Executive Officers as a Group (20 Persons):	423,962	823,296	1.3%

5% Beneficial Owners (3):
Barclays Global Investors, NA. and certain other entities
45 Fremont Street
San Francisco, CA 94105	7,689,021	N/A	7.8%

* Represents less than 1% of the outstanding common stock

	Number of Shares	Shares Acquirable	Percent of
Name	Beneficially Owned (1)	Within 60 Days (2)	Class
Franklin Resources, Inc. and certain other entities
One Franklin Parkway
San Mateo, CA 94403-1906	5,928,150	N/A	6.0%

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	5,838,900	N/A	5.9%

Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071	5,277,040	N/A	5.3%

*	Represents less than 1% of the outstanding common stock

(1)	Does not include shares that could be purchased by the exercise of options available at March 20, 2006 or within 60 days thereof under the Company’s equity incentive plans. Those shares are shown in a separate column on this table. The following shares are held in joint tenancy: Directors and Nominees: Mr. Davis – 44,534; Mr. Gallagher – 9,206; Mr. Herberger – 6,710; Ms. Hesse – 13,955; Mr. Post – 22,192; and Mr. Stewart – 41,363; Other Executive Officers Named on Page 23: Mr. Wheeler – 9,170; and All Directors, Nominees, Named Executive Officers and Executive Officers as a Group: 170,410. The following shares are held in joint trusts: Directors and Nominees: Mr. Lopez – 31,308; and Ms. Munro – 7,502; and All Directors, Nominees, Named Executive Officers and Executive Officers as a Group: 73,527. Mr. Basha has donated all of his shares to a charitable foundation; however, he has shared voting rights with respect to such shares.

(2)	Reflects the number of shares that could be purchased by the exercise of options available at March 20, 2006 or within 60 days thereof under the Company’s equity incentive plans.

(3)	Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, Ltd; and Barclays Global Investors Japan Trust and Banking Company Limited (collectively, “Barclays”); Schedule 13G filing, dated January 31, 2006 and filed with the SEC on January 26, 2006, reports beneficial ownership collectively of 7,689,021 shares, with sole voting power as to 2,119,933 shares and sole dispositive power as to 2,606,126 shares in Barclays Global Investors, NA., sole voting power as to 4,672,570 shares and sole dispositive power as to 4,679,046 shares in Barclays Global Fund Advisors, sole voting power as to 289,340 shares and sole dispositive power as to 319,023 shares in Barclays Global Investors, Ltd., and sole voting power and sole dispositive power as to 84,826 shares in Barclays Global Investors Japan Trust and Banking Company Limited. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively, “Franklin”) Schedule 13G filing, dated February 2, 2006 and filed with the SEC on February 7, 2006, reports beneficial ownership collectively of 5,928,150 shares, with sole voting power and sole dispositive power as to 5,926,000 shares in Franklin Advisers, Inc., sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International, sole voting power and sole dispositive power as to 25 shares in Franklin Templeton Investments Corp., and sole voting power and sole dispositive power as to 25 shares in Franklin Templeton Portfolio Advisers, Inc. Wellington Management Company, LLP (“Wellington”) Schedule 13G/A filing, dated February 14, 2006 and filed with the SEC on February 14, 2006, reports beneficial ownership of 5,838,900 shares with shared voting power as to 1,814,700 shares and shared dispositive power as to 5,838,900 shares. Capital Research and Management Company (“CRM”) Schedule 13GA filing, dated February 6, 2006 and filed with the SEC on February 10, 2006, reports beneficial ownership of 5,277,040 shares, with sole voting power as to 800,000 shares and sole dispositive power as to 5,277,040 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 30, 2005 with respect to Wellington and CRM and as of December 31, 2005 with respect to Barclays and Franklin.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the SEC. Based solely on the Company’s review of these reports, the Company believes that its directors, officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2005 and prior fiscal years on a timely basis except as otherwise previously disclosed, and except that, due to a Company administrative oversight, Mr. Basha inadvertently failed to timely report a donation of 2,225 shares in 2000 and 550 shares in 2001 to a charitable foundation.
DOES THE COMPANY HAVE ANY RELATED PARTY TRANSACTIONS TO DISCLOSE?
     Mr. Gallagher is Chairman Emeritus of Gallagher & Kennedy, P.A., one of many law firms that provided legal services to the Company in 2005. Gallagher & Kennedy, P.A. will continue to provide such services in 2006. Mr. Gallagher himself does not furnish legal services to the Company. Mr. Gallagher has advised the Company that he receives no compensation or benefits from Gallagher and Kennedy, P.A., as a result of the firm providing legal services to the Company.
AUDIT MATTERS
Report of the Audit Committee
     The Audit Committee of the Board submitted the following report:
     In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors are responsible for auditing and rendering an opinion on those financial statements as well as auditing certain aspects of the Company’s internal controls. The Committee’s responsibility is to monitor these processes.
     The Audit Committee is composed of seven non-employee directors, each of whom is independent (as defined by the NYSE rules, SEC rules and the Company’s Director Independence Standards) and considered by the Board to be financially literate. In addition, the Board of Directors has determined that Martha O. Hesse is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee reviewed the Company’s March 31, 2005, June 30, 2005 and September 30, 2005 Form 10-Q Reports with management, the Company’s independent auditors and the Company’s internal auditors before such documents were filed with the SEC. The Audit Committee also reviewed the Company’s disclosure controls and procedures and the process by which the Company’s chief executive officer and chief financial officer satisfied their obligations to certify certain aspects of the Company’s SEC filings pursuant to SEC requirements and Sections 302 and 906 of Sarbanes-Oxley.
     During 2005, the Audit Committee met six (6) times. These meetings included sessions with the Company’s internal auditors and with the independent auditor, both with and, at three of these meetings, without the presence of management.
     In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, the formal written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Committee discussed with the auditors any relationships that may impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee further determined that the other services provided to the Company for which the auditors received the fees disclosed on page 16 of this proxy statement were compatible with maintaining the auditors’ independence.
     The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, “Codification of Statements on Auditing Standards, AU § 380” and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements.
     The Committee also continued to monitor the Company’s systems of internal controls over financial reporting required by Section 404 of Sarbanes-Oxley and related regulations. The Committee also reviewed the Company’s internal auditing program. The Committee further reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 related to its audit of (1) the consolidated financial statements and financial statement schedule, (2) management’s assessment of the effectiveness of internal controls over financial reporting and (3) the effectiveness of internal controls over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal controls over financial reporting and management’s preparations for the evaluation in 2006.
     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005, with the Company’s management, the Director of Audit Services and the independent auditors.
     Based on the foregoing, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Martha O. Hesse	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson, Jr.
Humberto S. Lopez
Kathryn L. Munro
Bruce J. Nordstrom

Who are the Company’s independent accountants and will they be at the Annual Meeting?
     The Audit Committee has approved the retention of Deloitte & Touche LLP, independent certified public accountants, to examine the Company’s financial statements for the year ending December 31, 2006. The Company expects that representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
What fees were paid to our independent registered public accountants in 2005 and 2004?
     The following fees were paid to the Company’s independent registered public accountants, Deloitte & Touche LLP, for the last two fiscal years:

Type of Service	2004	2005
Audit Fees (1)	$3,065,405	$3,145,077
Audit-Related Fees (2)	571,000	189,400
Tax Fees (3)	1,579,928	33,211

(1)	The aggregate fees billed for services rendered for the audit of the Company’s annual financial statements and for review of financial statements included in Forms 10-Q, attestation procedures on internal controls over financial reporting, and services related to SEC matters and filings.

(2)	The aggregate fees billed for services that are reasonably related to the performance of the audit or review of the financial statements that are not included in Audit Fees reported above, which primarily consist of fees for auditing of the Company’s benefit plans, auditing of the stock transfer agent and registrar functions and Sarbanes-Oxley Section 404 readiness.

(3)	The aggregate fees billed primarily for investment tax credit services, tax compliance and tax planning.
What are the Audit Committee’s pre-approval policies?
     The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Deloitte & Touche LLP for the Company in 2005 were pre-approved by the Audit Committee.
PERFORMANCE GRAPH
     The following graph shows a comparison of cumulative total returns for Pinnacle West Capital Corporation stock, the Standard & Poor’s 500 Stock Index, and the Edison Electric Institute Index of Investor-

Owned Electrics. The graph assumes that $100 was invested on the last trading day in 2000 in Company stock and in the market represented by each of the two indices, and that any dividends were reinvested.
PNW Stock Performance Comparison
(Value of $100 invested on 12/29/00, with Dividends Reinvested)

	2000	2001	2002	2003	2004	2005
Pinnacle West	$100	$91	$78	$95	$111	$108
S&P500 Index	100	88	69	88	98	103
EEI Electric Index	100	91	78	96	118	137

EXECUTIVE COMPENSATION
Report of the Human Resources Committee
     The Human Resources Committee of the Board submitted the following report on executive compensation for the fiscal year ended December 31, 2005. This report describes the Committee’s overall objectives for the Company’s executive compensation program and discusses the specific components of the program. It also reviews the Committee’s determinations for the 2005 compensation of the Company’s Chief Executive Officer, William J. Post.
     What are the Committee’s responsibilities?
     The Human Resources Committee of the Board is responsible for compensation matters regarding executive officers. The duties of the Committee are detailed in a Committee Charter that the Committee and the Board periodically review and update, as necessary. The duties of the Committee include:
•	reviewing management’s plans and programs for the attraction, retention, succession, motivation and development of the human resources the Company needs in order to achieve its corporate objectives;

•	reviewing the goals and performance of all executive officers of the Company, including reviewing all compensation, benefits, and perquisites for such officers, in order to ensure that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	reviewing and approving corporate goals and objectives relevant to CEO compensation, assessing the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that assessment;

•	making recommendations to the full Board with respect to non-CEO executive officer compensation and incentive compensation and stock-based plans that are subject to Board approval; and

•	administering the Company’s stock-based incentive plans.
     Are the members of the Committee independent?
     Yes. The Human Resources Committee is composed entirely of non-employee directors and the Board has determined that all of the members of the Committee are independent under applicable NYSE rules and the Company’s Director Independence Standards.
     What is the Committee’s executive compensation strategy?
     The Committee’s executive compensation strategy is based on the following core principles:
•	Business Performance Accountability. The Committee believes that compensation should be tied to the financial performance of the Company, so that executives are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. The Committee believes that compensation should be tied to the individual’s performance, so that individual contributions to the Company’s performance are rewarded.

•	Alignment with Shareholder Interests. The Committee believes that compensation should be tied to the Company’s stock performance through performance-based stock incentives, which in turn serve to align executives’ interests with those of the Company’s shareholders.

•	Competitiveness. Finally, the Committee believes that the compensation program must be designed to attract, retain and reward key leaders critical to the Company’s success by providing competitive total compensation.
     The Committee believes that its compensation strategy is best implemented by considering each officer’s total compensation (base salary plus incentives), with an emphasis on performance-based compensation.
     What are the components of the Company’s compensation program?
     In general, the Company’s compensation program consists of three major elements: base salary, performance-based annual incentives and performance-based long-term incentives. The Committee promotes annual performance objectives primarily through annual cash incentive programs. The Committee promotes longer-term performance objectives through the use of stock based incentives.
     Consistent with past practice, in 2004 the Committee directly engaged an outside compensation consultant to assist the Committee in its evaluation of 2005 compensation for the Company’s executive officers. The consultant met with the Committee and discussed, among other things, trends and prevailing practices affecting executive compensation. At the request of the Committee, the consultant provided the Committee with compensation information within a blended market comprised of 50% weighted for the utility labor market and 50% weighted for the general industry labor market (100% utility for utility specific jobs), adjusted for the Company’s size (including, in revenue comparisons, assets managed as well as owned), and taking into account the specific duties assigned to each executive officer. The Committee believes the Company’s compensation program should be competitive in both the utility industry and the blended market because the Company needs to be in a position to attract and retain quality talent as necessary in order to achieve the Company’s business goals.
     The compensation information used by the consultant and the Committee is based on an analysis of several compensation practices derived from a number of widely-accepted industry compensation surveys. The compensation information for the utility labor market was obtained in part from a survey providing an analysis of the compensation practices of a 14-company comparator group recommended by the compensation consultant and approved by the Committee. The comparator group includes utilities that possess specified operational and/or market characteristics, for example, utilities that own nuclear and/or fossil generating plants or have similar amounts of assets. The 14-company sample, however, is just one of seven compensation survey data points used to determine competitive compensation (three of the data points represent the utility industry and are weighted 50%, and four of the data points represent general industry and are weighted 50%). Except for the 14-company sample, the other six data points are based on revenue – either regression analysis based on revenue or tabular data that represents the median of the comparator group. The Committee believes using several surveys and several survey samples provides a sound competitive compensation analysis.
     The Committee then focused on the individual executives and their individual responsibilities, skills, expertise and value added through performance, and then applied these views in conjunction with the information provided by the consultant. However, in making any decision with respect to an executive’s compensation, the Committee considers the officer’s total compensation, but with an increased emphasis on performance-based compensation in lieu of base salary adjustments.
     Base Salary. The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance and current compensation compared to market practices. The base salaries paid to the Company’s executive officers during 2005 overall were competitive with the median salaries in both the utility industry and the compensation analysis blended market.
     Annual Incentives. The Company has used incentive programs for all its employees for a number of years. The performance criteria that underlie the annual incentive programs have historically focused on superior operational performance, disciplined cost management, and increased productivity and efficiency. The Committee believes that the annual incentive programs have been effective in achieving these goals. For example, between 2002 and 2005, APS’ customer per employee ratio, a key efficiency measure, improved by 12%. The Committee is committed to the “pay for performance” approach fundamental to the annual incentive programs and believes it has contributed significantly to positive results for our shareholders and APS’ customers.
     For 2005, the Committee recommended to the Board the approval of the 2005 Officer Variable Incentive Plan (the “Officer Incentive Plan”). In addition, the Committee established the 2005 Chairman and CEO Plan (the “CEO Plan”) for Mr. Post, which is discussed below. The Officer Incentive Plan is composed of two components, one of which is based on the Company’s 2005 earnings and the other on the achievement of specified business unit results. Once a specified earnings threshold is met, the achievement of the level of earnings and business unit results generally determines what award, if any, the officer receives. The CEO Plan is based on whether a specified 2005 earnings threshold is met. However, the amount of the award, if any, to each officer under the Officer Incentive Plan or to the CEO under the CEO Plan, is in the discretion of the Committee. Accordingly, the Committee may consider factors other than Company earnings and the achievement of business unit results to measure performance. For 2005, the incentive opportunities were designed to pay out total cash compensation (base salary plus incentive) at or near the median of the compensation analysis if performance objectives were achieved.
     The Committee assessed the attainment levels of the performance criteria in early 2006. The Committee determined that the 2005 earnings targets were met and, with respect to the executive officers, the 2005 business unit targets were met. At that same time, the Committee considered the Company’s financial condition and current issues facing the Company and decided to suspend its consideration of the amount of incentive payments, if any, to be paid under the Plans to the eligible officers, including the Named Executive Officers and the CEO.
     Long-Term Incentives. The Committee believes management’s performance is ultimately judged by the delivery of returns to shareholders in the form of share price appreciation and dividends over time. To achieve this, the Committee intends that grants of performance shares and stock ownership incentives, which create a personal investment in the Company, serve as significant components of the total compensation package for officers and key management employees of the Company and its subsidiaries. Under the Company’s 2002 Long-Term Incentive Plan (the “2002 Plan”), the terms of the performance shares and stock ownership incentives are as follows:
•	Performance shares are used to promote long-term performance. Generally, each recipient of performance shares is entitled to receive shares of common stock at the end of a three-year period based upon the Company’s earnings per share growth rate during that three-year period compared to the earnings per share growth rate of all relevant companies in a specified S&P Electric Utilities Index. For the performance shares granted in 2005, the three-year performance period is from

January 1, 2005 to December 31, 2007. The earnings per share growth rate for the three-year performance period is the compounded annual-growth rate of a company’s earnings per share from continuing operations (plus SunCor’s discontinued operations for purposes of calculating the Company’s earnings per share growth), on a fully-diluted basis, during the three-year period. The number of shares of common stock a recipient is entitled to receive is determined by the Company’s relative percentile ranking in the Index during the three-year performance period. See the 2005 Performance Share Awards table on page 25 of this proxy statement for additional information regarding 2005 performance share awards.

•	Stock ownership incentives are used to promote annual performance and stock ownership. Each recipient who owned an amount of stock equal to a specified multiple of such individual’s base salary was entitled to receive 4% of the average number of shares of common stock owned by the recipient during 2005 if the Company’s 2005 earnings met a specified threshold. The share ownership requirements for executive officers are 5 times base salary in the case of the CEO; 3 times base salary in the case of the president of the Company; 2.5 times base salary in the case of Mr. Levine; 2 times base salary in the case of the president of APSES and executive vice presidents; and 1.75 times base salary in the case of all other officers. The 2005 earnings threshold was met, so those executive officers who held the requisite number of shares were granted their corresponding stock ownership awards. In the case of the Named Executive Officers, Mr. Levine met the required share ownership level, so he received a total of 1,395 shares of Company common stock in early 2006. The value of this common stock is included in the Restricted Stock Awards column of the Summary Compensation Table on page 23 of this proxy statement.
     Although stock options are available under the 2002 Plan, the Committee did not award any stock options in 2005.
     The members of the Human Resources Committee approve grants under the Company’s stock-based compensation plans. The Committee determines the size of grants in part by assessing competitive practices for comparable positions in other companies and the executive’s contributions to the Company.
     The Committee decided that all long-term compensation provided to officers in 2005 must have a performance component. The Committee sees this as a key factor in having officers work toward the achievement of long-term performance goals.
     Other Programs. The Company also provides its officers and key managers with life and medical insurance, pension, compensation deferral programs, and other benefits. See “Retirement Plan and Supplemental Excess Benefit Retirement Plan” and “Employment and Change-in-Control Agreements” on pages 26-30 of this proxy statement for additional information regarding pension benefits and other compensatory agreements. The Committee believes that the Company provides de-minimus perquisites to its executive officers.
     How is the Company’s CEO compensated?
     The Committee reviews the corporate goals and objectives relevant to the CEO’s compensation, assesses the CEO’s performance in light of these goals and objectives and sets the CEO’s compensation level based on this assessment. In determining the CEO’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years. As part of the Committee’s strategy in aligning CEO compensation with Company performance and shareholder return, Mr. Post’s base salary and total annual compensation is targeted around the median of the compensation analysis, so that if performance objectives are met, Mr. Post’s total cash compensation would be competitive.

     Mr. Post’s annual incentive is discussed above under “Annual Incentives”. During 2005, Mr. Post was granted the stock performance share awards reflected in the table on page 25 of this proxy statement. These awards are intended to meet the compensation objectives discussed above. Mr. Post’s base salary was last increased in late 2004.
     How is the Company addressing Internal Revenue Code limits on deductibility of compensation?
     Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” While the Committee strongly believes in rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law’s definition of “performance-based,” and therefore limited amounts of compensation may not be deductible.
     Summary
     The Committee firmly believes that the executive compensation program is structured in a manner that supports our goals of advancing shareholder interests, improving the Company’s performance, and remaining competitive in order to retain leaders key to our Company’s success.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Roy A. Herberger, Jr.	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson, Jr.
Humberto S. Lopez
Human Resources Committee Interlocks and Insider Participation
     The members of the Human Resources Committee are Messrs. Basha, Herberger, Jamieson and Lopez and Ms. Grant. None of the members of the Human Resources Committee is or has been an employee of the Company or any of its subsidiaries. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.
What compensation was paid to the Named Executive Officers in 2005?
     The table on the following page sets forth information concerning total compensation paid to the Company’s CEO and four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2005 (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries.

Summary Compensation Table

									All Other
									Compen-
Name and Principal									sation
Position	Year	Annual Compensation				Long-Term Compensation			($) (1)
					Other	Awards	Payouts
					Annual	Restricted
					Compen-	Stock		LTIP
		Salary			sation	Awards ($)	Options	Payouts
		($)	Bonus ($)		($)(2)	(3)	(#)	($) (4)
			Annual	Other
			Incentives	Awards
			($)(5)	($)

William J. Post	2005	950,004	0	0	11,071	0	0	0	38,030
Chairman of the Board	2004	870,174	1,350,000	0	89,779	0	0	551,837	30,682
and CEO of the	2003	774,926	0	0	8,812	0	85,750	0	31,301
Company and Chairman of the Board of APS

Jack E. Davis	2005	800,004	0	85,600 (6)	11,071	0	0	0	33,084
President and COO of	2004	716,674	1,000,000	0	47,539	75,700	0	263,144	25,059
the Company and	2003	665,450	0	0	8,735	64,620	34,750	0	26,724
President and CEO of APS

James M. Levine	2005	600,012	0	85,600 (6)	11,071	57,962	0	0	48,621
Executive Vice	2004	561,342	313,206	0	20,719	129,303	11,130	79,838	34,932
President, Generation	2003	557,503	0	112,000	16,578	64,620	17,250	0	38,593
of APS

Donald E. Brandt	2005	416,467	0	0	14,934	0	0	0	11,663
Executive Vice	2004	372,668	180,196	0	12,675	0	0	0	9,762
President and CFO of	2003	324,660	0	50,000	41,059	0	15,125	0	7,385
the Company and APS

Steven M. Wheeler	2005	380,849	0	0	23,091	0	0	0	12,787
Executive Vice	2004	356,676	168,955	0	22,876	0	0	70,257	9,390
President, Customer	2003	317,669	0	0	10,065	0	15,125	0	9,285
Service and Regulation of APS

(1)	The amounts in this column for 2005 consist of Company matching contributions to the Company’s employees’ savings plan: Mr. Post – $9,344, Mr. Davis – $9,450, Mr. Levine – $6,300, Mr. Brandt – $9,450 and Mr. Wheeler – $6,300; the above-market portion of interest accrued under a deferred compensation plan: Mr. Post – $22,191, Mr. Davis – $23,634, Mr. Levine – $38,767, Mr. Brandt – $2,213 and Mr. Wheeler – $6,487; and life insurance premiums paid by the Company under an executive life insurance plan for: Mr. Post – $6,495 and Mr. Levine – $3,554.

(2)	In accordance with SEC rules, no disclosure is required if total perquisites are less than $50,000 or 10 percent of the total annual salary and bonuses for the Named Executive Officer. However, the Company has voluntarily disclosed these amounts, with the following exception: Each of the Named Executive Officers is offered an annual physical. The amount included in the Summary Compensation Table includes the maximum benefit available for the physical, not the actual cost. For Mr. Wheeler in 2005, the amount in this column includes a tax gross-up payment of $3,161. For 2004, the amount shown includes the dividend cash equivalent and interest payments received by the Named Executive Officers in connection with the performance share awards granted in 2002 as follows: Mr. Post – $80,741; Mr. Davis – $38,501; Mr. Levine – $11,681; Mr. Brandt – $0; and Mr. Wheeler – $10,280. For Mr. Brandt for 2003, this amount includes a tax gross-up payment of $23,827.

(3)	The value of the restricted stock is based on the closing price of the Company’s common stock on the date the restricted stock was granted. During each of 2004 and 2003, Messrs. Davis and Levine received 2,000 shares of restricted stock that vested upon the date of the grant. Dividends are paid on the restricted stock, but are held by the Company until the restrictions lapse. At the end of 2005, none of the Named Executive Officers held restricted stock. As shown on page 25 of this proxy statement, in the 2005 Performance Share Awards table, the Named Executive Officers were granted long-term incentive plan awards. Similar awards were granted to the Named Executive Officers in 2004 (the “2004 Performance Share Awards”). Under the terms of the grants, whether a common stock payment, if any, is made will not be determined until after the end of the performance period. However, in accordance with SEC reporting requirements, the number (based on target) and value (at market) of the 2005 Performance Share Awards as of the end of 2005 were: Mr. Post – 30,850 shares, $1,275,648; Mr. Davis – 12,500 shares, $516,875; Mr. Levine – 8,150 shares, $337,003; Mr. Brandt – 5,450 shares, $225,358 and Mr. Wheeler – 5,450 shares, $225,358. The number (based on target) and value (at market) of the 2004 Performance Share Awards as of the end of 2005 were: Mr. Post – 30,850 shares, $1,275,648; Mr. Davis – 12,500 shares, $516,875; Mr. Levine – 9,225 shares, $381,454; Mr. Brandt – 5,450 shares, $225,358 and Mr. Wheeler – 5,450 shares, $225,358. See also the information in footnote (4) to this table. In 2005, each of the Named Executive Officers received a stock ownership incentive award entitling the officer to receive, following the award period described below, a number of shares of common stock equal to 4% of the average number of shares owned by the officer during the award period (January 1, 2005 to December 31, 2005) if both (i) a threshold performance goal based on the Company’s earnings from continuing operations plus SunCor’s earnings from discontinued operations (the “Threshold Performance Goal”) is satisfied, and (ii) the value of the average number of shares owned by the officer is at least a set multiple of the base salary of the officer (the “Ownership Requirement”). The ownership multiple in the case of Mr. Post is 5 times base salary; for Mr. Davis, 3 times base salary; for Mr. Levine, 2.5 times base salary; and for Messrs. Brandt and Wheeler, 2 times base salary. Although the Threshold Performance Goal was satisfied for 2005, only Mr. Levine satisfied the Ownership Requirement and received 1,395 shares of common stock pursuant to this award, which amount is included in the amount in this column for 2005.

(4)	The amount in this column for 2004 and 2005 consists of the common stock payout in respect of the 2002 and 2003 performance share awards, respectively. For 2005, the amount is an estimate based on the earnings per share reported by the comparator companies in their Form 10-K filings filed with the SEC.

(5)	See “Report of the Human Resources Committee” on page 18 of this proxy statement for information regarding the officer incentive plans.

(6)	Mr. Levine’s employment agreement provides that the Human Resources Committee is to consider an annual equity grant to Mr. Levine. On December 14, 2005, the Company’s Board of Directors, acting on the recommendation of the Human Resources Committee and consistent with the intent of Mr. Levine’s agreement, approved a cash payment of equivalent value to Mr. Levine in lieu of Mr. Levine receiving the annual grant during 2005. The Board of Directors, also acting on the recommendation of the Human Resources Committee, approved an identical cash payment to Mr. Davis.
What options were exercised by the Named Executive Officers in 2005?
     The table set forth on the following page provides information with respect to options exercised by the Named Executive Officers and year-end values.

Option Exercises in 2005 and Year-End Values

			Number of Securities		Value of Unexercised In-The-
			Underlying Unexercised		Money Options at Fiscal Year-
			Options at Fiscal Year-End		End (2)
	Shares
	Acquired on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Post	0	0	456,167	28,583	$1,310,161	$258,962

Jack E. Davis	17,416	$234,982	131,000	11,583	$175,070	$104,942

James M. Levine	21,500	$277,891	60,045	9,460	$81,333	$65,080

Donald E. Brandt	5,041	$66,995	0	5,042	$0	$45,681

Steven M. Wheeler	21,125	$136,762	0	5,042	$0	$45,681

(1)	Value of options exercised is the market value of the shares on the exercise date minus the exercise price. The officers listed above who exercised options retained all shares received upon the exercise of options, except for those sold solely for the purpose of meeting estimated option exercise costs and tax-withholding requirements.

(2)	The value of unexercised options equals the market value of Company common stock on December 30, 2005 ($41.35 per share) minus the exercise price of options.
What long-term incentive plan awards were given to the Named Executive Officers in 2005?
     The following table sets forth information with respect to long-term incentive awards to the Company’s Named Executive Officers during 2005. For additional information regarding these awards, see “Report of the Human Resources Committee – Long-Term Incentives” on page 20 of this proxy statement.
2005 Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price Based Plans
						Above
				Threshold	Target	Target	Maximum
	Number of	Performance Period	Below	25th	50th	75th	90th
Name	Shares	Until Payout	Threshold	Percentile	Percentile	Percentile	Percentile

William J. Post	30,850	1/1/2005 – 12/31/2007	0	15,425	30,850	46,275	61,700

Jack E. Davis	12,500	1/1/2005 – 12/31/2007	0	6,250	12,500	18,750	25,000

James M. Levine	8,150	1/1/2005 – 12/31/2007	0	4,075	8,150	12,225	16,300

Donald E. Brandt	5,450	1/1/2005 – 12/31/2007	0	2,725	5,450	8,175	10,900

Steven M. Wheeler	5,450	1/1/2005 – 12/31/2007	0	2,725	5,450	8,175	10,900
     Except as otherwise shown, the performance share awards in the preceding table are payable at the end of the three-year performance period. The amount of the payout may increase or decrease based upon the Company’s earnings per share growth rate as compared to the earnings per share growth rate of the S&P Utilities Index during the performance period. The amount of the payout will be determined by the percentile relative ranking; however, in no event will an employee be entitled to receive a number of performance shares greater than two times the base grant. The Company pays dividends on the performance shares actually earned, with interest, when the award is vested and distributed.

What are the Company’s defined benefit plans?
Retirement Plan and Supplemental Excess Benefit Retirement Plan
     The Company currently maintains the Retirement Plan, a tax-qualified, non-contributory retirement plan for salaried and union employees, and the Supplemental Excess Benefit Retirement Plan, a supplemental excess benefit retirement plan that provides additional retirement benefits for key salaried employees (“Supplemental Plan”). Prior to January of 2003, benefits under the Retirement Plan and the Supplemental Plan accrued in accordance with a traditional retirement plan formula (collectively referred to herein as the “Traditional Formula”). Effective January of 2003, the Company modified the formula under which benefits accrue under the Retirement Plan and the Supplemental Plan to a retirement account balance formula (collectively referred to herein as the “Account Balance Formula”). Except with respect to Messrs. Wheeler and Levine, who have special pension arrangements under their individual employment agreements with the Company, as part of the modification, all employees were able to elect to either (a) continue to receive benefits calculated under the Traditional Formula or (b) receive benefits calculated under the Traditional Formula for service through March 31, 2003, but with respect to service after that date, receive benefits calculated under the Account Balance Formula. All employees joining the Company after January 1, 2003 will have their benefits calculated under the Account Balance Formula. The benefits of Messrs. Levine and Wheeler are calculated under the Traditional Formula. The benefits of Messrs. Post, Davis and Brandt are calculated under the Traditional Formula with respect to service completed prior to April 1, 2003, and under the Account Balance Formula with respect to service completed on and after April 1, 2003.
     Traditional Formula
     The following table illustrates the annual benefits that would be provided under the Traditional Formula under both the Retirement Plan and the Supplemental Plan to the Company’s officers retiring at age 65 or later at the indicated compensation and years of service levels.

Average Annual	Years of Service
Compensation (1)	5	10	20	25 or more

$ 100,000	$15,000	$30,000	$50,000	$60,000
200,000	30,000	60,000	100,000	120,000
300,000	45,000	90,000	150,000	180,000
400,000	60,000	120,000	200,000	240,000
500,000	75,000	150,000	250,000	300,000
600,000	90,000	180,000	300,000	360,000
700,000	105,000	210,000	350,000	420,000
800,000	120,000	240,000	400,000	480,000
900,000	135,000	270,000	450,000	540,000
1,000,000	150,000	300,000	500,000	600,000
1,100,000	165,000	330,000	550,000	660,000
1,200,000	180,000	360,000	600,000	720,000
1,300,000	195,000	390,000	650,000	780,000
1,400,000	210,000	420,000	700,000	840,000
1,500,000	225,000	450,000	750,000	900,000

(1)	Benefits are calculated on a straight-life annuity basis. Benefits listed in the Table are not subject to deductions for Social Security or other offset amounts.

     Compensation under the Retirement Plan (for purposes of both the Traditional Formula and the Account Balance Formula) consists solely of base salary (as shown in the Summary Compensation Table, Salary Column) up to $210,000 (as adjusted for cost-of-living), including any amounts voluntarily contributed under the Company’s 401(k) plan and salary reduction contributions under the Company’s flexible benefits plan and its qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Compensation does not include additional components of compensation related to amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay. The Supplemental Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $210,000 limit. As a tax-qualified pension plan, benefits payable under the Retirement Plan are limited pursuant to the Internal Revenue Code. Therefore, benefits payable under the Supplemental Plan that are in excess of the benefits payable under the Retirement Plan are payable from the general assets of the Company. For purposes of the Traditional Formula, the average monthly compensation is the average of the highest 36 consecutive months in the final 10 years of employment. In addition, except with respect to Mr. Levine as described below, the maximum monthly benefit payable under the Traditional Formula under the Retirement Plan is sixty percent (60%) of the participant’s average monthly compensation during that 36 month period. For purposes of the Account Balance Formula, contributions are made on the basis of the participant’s then current monthly compensation calculated as described above.
     The number of credited years of service for each of the Named Executive Officers and the average annual compensation upon which payments under the Traditional Formula would be based, as of December 31, 2005, are as follows: Mr. Post – 30 years, $1,394,701; Mr. Davis – 30 years, $1,094,777; Mr. Levine – 21 years, $701,354; Mr. Brandt – .87 years, $428,384; and Mr. Wheeler – 17 years (see description of Mr. Wheeler’s employment agreement below), $421,050. Even though Messrs. Post and Davis have accrued 30 credited years of service while earning benefits under the total Traditional Formula, they earn no additional benefits for their credited service in excess of 25 years because only 25 years of credited service are counted under the Traditional Formula. Notwithstanding the table above, Mr. Levine’s pension benefit will increase by 3% of average annual compensation for each additional year of service to age 60, so that his pension benefit will equal 70% of his average annual compensation if he remains employed until age 60. See description of Mr. Levine’s employment agreement on page 29. Except with respect to Messrs. Brandt and Wheeler, who are discussed separately below, although years of service begin accruing on the date of employment, benefits do not vest until the completion of five years of service. Note that as a result of the election of Messrs. Post, Davis and Brandt to participate in the Account Balance Formula, their credited years of service under the Traditional Formula are frozen at the number of years set forth above. Under the terms of Mr. Brandt’s employment agreement, five (5) years of service was credited to his pension vesting only. Under the terms of Mr. Wheeler’s employment agreement, he received ten (10) years of service solely for the purpose of calculating future pension benefits and two (2) years of service for pension purposes in each of his first two years of employment.
     The benefits of Messrs. Post and Davis are offset by whatever benefits they accrue under the Account Balance Formula described below.
     Account Balance Formula
     Under the Account Balance Formula, a notional account is established for each eligible participant. The Company credits monthly amounts (base credits, transition credits and interest credits) to a participant’s account. Therefore, a participant’s total account balance equals the sum of all the monthly base, transition and interest credits made to the account. The amount of the base credit and transition credit a participant receives each month is described in the charts below. The transition credit is only for service until 2013 and applies only to participants who elected the Account Balance in 2003 and who also have a Traditional Formula benefit. Since benefits payable from the Account Balance Formula in the Supplemental Plan are reduced by benefits payable from the Account Balance Formula in the Retirement Plan, an executive who participates in the

Supplemental Plan does not receive duplicative benefits under the Account Balance Formula. The maximum monthly base and traditional credits available under the plans are determined under the following charts:
     Retirement Plan:

Age Plus Whole Years Of Service		Transition Credits: Percent Of
At End Of Plan Year In Which	Base Credits: Percent Of Monthly	Monthly Compensation
Month Occurs	Compensation Contribution Rate	Contribution Rate
Less than 40	4%	1%
40-49	5%	1.25%
50-59	6%	1.50%
60-69	7%	1.75%
70-79	9%	2.25%
80 and over	11%	2.75%
     Supplemental Plan (1):

Age At End Of Plan Year In Which Month Occurs	Percent Of Monthly Compensation Contribution Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%

(1)	Once a participant reaches over 25 years of participation under the Supplemental Plan, that participant is no longer entitled to the monthly credit in the Supplemental Plan. For example, since Messrs. Davis and Post have over 25 years of participation in the Supplemental Plan, they would not be eligible for the Supplemental Plan credits.
     Benefits at retirement are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, a lump sum or an over and under pension which payments shall take into account old age Social Security benefits under the Social Security Act; however, benefits under the Traditional Formula are generally not available as a lump sum but are paid in the form of an annuity. The estimated annual benefits payable for life upon retirement at age 65 under the Account Balance Formula (both the Retirement Plan and the Supplemental Plan) for each of the Named Executive Officers as of December 31, 2005, is as follows: Mr. Post – $11,987; Mr. Davis – $9,575; and Mr. Brandt – $50,830. These calculations use the assumption that benefits will be paid on a straight-life annuity basis.
Option II Plan
     In 1986 Mr. Post, and in 1984 and 1985 Mr. Davis, participated in Option II of the Arizona Public Service Company Deferred Compensation Plan, pursuant to which, each will receive an annual payment for a ten-year period following their retirement from the Company (the “Option II Plan”). The Option II Plan allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches sixty years of age and on or before the participant reaches seventy years of age. Under the Option II Plan, in the event Mr. Post elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $162,020. In the event Mr. Davis elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $152,037. Each year thereafter that the initial payment is delayed, the annual installment increases by 6.5%. The annual payments under the Option II Plan are forfeited if the participant is not employed by the Company or one of its subsidiaries at the time he becomes available for early retirement (age 55), in which case the participant is only entitled to receive amounts the participant contributed to the Option II Plan, plus interest. This forfeiture provision does not apply if the participant fails to reach retirement age with the Company or one of its subsidiaries as a result of death.
Employment and Change-in-Control Agreements
     Neither Mr. Post nor Mr. Davis has an employment agreement with the Company.
     APS and Mr. Levine entered into a five-year employment agreement effective as of October 1, 2002. As amended to the date hereof, the agreement provides for Mr. Levine to participate in any annual officer incentive plan and to receive incentive payments thereunder based on his position and the attainment of specified objectives (e.g., earnings, business unit, and individual objectives) all in accordance with the terms of any such plan. Pursuant to the employment agreement, APS must request that the Human Resources Committee grant Mr. Levine awards under the 2002 Plan in an amount equivalent to 65%-85% of the amount of annual base awards granted to a member of the Office of the President under the 2002 Plan. In addition, APS must request the Human Resources Committee to grant Mr. Levine 2,000 performance shares each year under the 2002 Plan. Under his employment agreement, Mr. Levine was credited with an additional five years of service for pension purposes, resulting in a total of twenty years of service as of January 2004, and his pension benefit grows at 3% per year until his benefit reaches 70% of average annual compensation, which is scheduled to occur when he reaches 60. Mr. Levine may also receive additional compensation upon the Palo Verde Nuclear Generating Station maintaining specified federal and nuclear oversight program ratings for nuclear safety and for achieving successful outage results.
     The Company and Mr. Brandt entered into a letter agreement in November of 2002, pursuant to which five (5) years of service were credited to Mr. Brandt’s pension vesting only, effective as of the date of his employment.
     The Company and Mr. Wheeler entered into a letter agreement in June of 2001, pursuant to which Mr. Wheeler was credited with ten (10) years of vested service for purposes of calculating his pension, effective as of June 29, 2001. Mr. Wheeler also received two years of service for pension purposes in each of the first two years of employment.
     The Company has entered into identical change-in-control agreements with each of its executive officers, including each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change of control. The agreements provide for certain payments if, during the two-year period following a change of control of the Company, the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment. No severance benefits will be payable to an officer whose termination is due to retirement, disability, death, voluntary termination (except for good reason as described above), or for “cause” as defined in the agreements. The termination payment, if required, is an amount equal to three times the sum of the executive’s annual salary at the change in control as increased to the date of termination plus an annual bonus, as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. The termination is treated as a normal termination under the Company’s stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse, and outplacement services are provided. If Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments, the agreement further provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments. “Change of control” includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 2005, no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 2005, is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors. Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.
     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company pursuant to which amounts deferred are credited with interest at rates determined by the plan committee appointed by the Board (the “General Plan”). The General Plan was operated generally as described below with respect to the 2005 Plan. Effective January 1, 1996, the Company established a revocable trust to fund the benefits under the General Plan, the Option II Plan, and certain other benefits. Upon the occurrence of a “change of control” within the meaning of the General Plan and the trust, the interest rate under the General Plan shall be the enhanced rate established by the plan committee, and the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the General Plan and the Option II Plan within 60 days after the occurrence of that event. The “change of control,” for purposes of the plans and trust, is defined in the same manner as the “change of control” definition contained in the severance agreements described above.
     On December 15, 2004, the Company was authorized to adopt a new non-qualified deferred compensation plan applicable to post-2004 deferrals (the “2005 Plan”). No future deferrals will be permitted under the Company’s previously existing non-qualified deferred compensation plan described above. The 2005 Plan will be based in large part on the prior plan and is required as a result of the new tax law requirements imposed by Internal Revenue Code Section 409A, which was added by the American Jobs Creation Act of 2004. Under the terms of the 2005 Plan, an account will be established for each participant to record the participant’s deferrals and interest credits. Participation in the 2005 Plan is limited to directors, officers and a select group of management or highly compensated employees of the Company, APS, SunCor, APSES, PWEC and El Dorado selected by an administrative committee appointed by the Company’s Board of Directors (the “Plan Committee”). Participants include Mr. Post and each of the Named Executive Officers. A participant is allowed to defer up to 50% of the participant’s base salary and up to 100% of the participant’s bonus or directors’ fees, as applicable. Amounts deferred are credited with interest rates determined by the Plan Committee. Assuming the participants meet certain length-of-service requirements, the interest rate for 2005 under the General Plan and the 2005 Plan will be 7.5%. Deferral elections of base salary or directors’ fees, as applicable, must be made prior to the calendar year in which such base salary will be paid. Deferral elections of any bonus payable in 2005 must be made before the end of 2004. Deferral elections of bonuses paid in 2006 and future years must be made at least six months prior to the end of the earning period. When making a deferral election, a participant will also make an election regarding the timing and manner of distributions of the participant’s deferrals and interest thereon. Changes in any such election will be permitted only to the extent allowed by Internal Revenue Code Section 409A. All distributions under the 2005 Plan will be made in accordance with Internal Revenue Code Section 409A. The 2005 Plan was effective as of January 1, 2005.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS OF THE COMPANY
     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Shareholder ratification is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR
ENDING 2006.
PROPOSAL 3 – SHAREHOLDER PROPOSAL
     The Company has been advised that Emil Rossi (owner of record of 300 shares, as of November 4, 2005) intends to present the following proposal at the 2006 Annual Meeting. The proposal and supporting statement, exactly as submitted to the Company, are set forth below. The Board of Directors opposes this proposal for the reasons stated on pages 32-34 of this proxy statement.
3 – Elect Each Director Annually
RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.
The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.
Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.
     66% Yes-Vote
Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

     Progress Begins with One Step
It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):
•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:
“C” in Overall Board Effectiveness.
•	We had two insiders on our board compounded by two directors who had non-director links with our company – Independence concern.

•	The chairman of our key Audit Committee had 14 years tenure – Independence concern.

•	Of the 7 members of our key Audit Committee only the Audit Chairman was an Audit Financial Expert.
Additionally:
•	We had no Independent Board Chairman – Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years – Accountability concern.

•	We had to marshal an awesome 67% shareholder vote to make certain key changes – Entrenchment concern.

•	Our directors were still protected by a poison pill with a 15% threshold.

•	Our CEO’s personal shareholdings declined over the past year according to the Corporate Library.
The above practices show there is room for improvement and reinforce the reason to take one step forward now and adopt the initial RESOLVED statement of this proposal.
Our directors should be comfortable with this proposal because our typically unopposed directors need only one vote for election – out of tens of millions of shares.
     Best for the Investor
Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.
     “Take on the Street” by Arthur Levitt
Elect Each Director Annually
Yes on 3
What is the Board’s response to the proposal?
BOARD OF DIRECTORS STATEMENT AGAINST THE SHAREHOLDER PROPOSAL
     The Board of Directors and the Corporate Governance Committee have carefully reviewed this proposal. In that review, they considered the industry environment, the history of the staggered board system, arguments for and against such system and the performance of our Company compared to companies without a staggered system. After an extensive review, the Board and the Committee have concluded that a classified board continues to be in the best interests of the Company and the shareholders at this time for the following reasons:

•	A classified Board provides for continuity and experience that protects long-term goals.
     Pinnacle West Capital Corporation currently has three classes of directors, with members of each class serving three-year terms. By using a classified Board, a majority of directors at any given time possesses the experience and understanding that only comes with a period of service on the Board. Having a majority of directors with prior experience enables new directors to learn from continuing directors. If all directors were elected annually, a majority could be replaced each year, resulting in a majority of directors unfamiliar with our business. This experience and depth of understanding is critical to our Company given its complex structure, including the added complexity of the highly-regulated nature of the business of our major subsidiary, APS.
     A classified Board helps insure continuity and stability of our business strategies and permits directors to better focus on long-term strategies crucial to the success of our business. The Board believes that a three-year term of service operates to ensure responsible, knowledgeable direction of the Company and its long-term strategy rather than the uncertainty and harm that can arise as a result of abrupt changes in corporate strategy based on misplaced short-term objectives.
•	A classified Board will not prevent a change in control but can protect shareholder value.
     A change of control can still occur with a classified Board. The classified Board protects shareholders because in the event of an unsolicited proposal from third parties seeking a change in control, it encourages such individuals to engage in arms-length negotiations with the Board. Absent agreement by the Board, at least two meetings of shareholders would be required to replace a majority of the Board. By reducing the threat of an abrupt change, our Board has more time to evaluate the adequacy and fairness of any takeover proposal, and is placed in a better position to negotiate in order to achieve the best price for the Company’s shareholders. The classified Board does not prevent anyone from making an unsolicited acquisition proposal that may be beneficial to consider and, in this event, the Board would consider such a proposal.
•	Regardless of the term, a director has a fiduciary duty to the shareholders.
     The duty a director owes to shareholders is the same, regardless of whether the director’s term is one year or three. It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, which drives effective corporate governance and protects the interests of shareholders. Furthermore, since one-third of the directors are elected annually, the shareholders have a significant means to effect change and communicate their views on the performance of the Company and its directors. The Corporate Governance Committee and the Board also believe that three-year director terms strengthen director independence by fortifying a director’s ability to voice disagreement with the desires of management or other directors without necessarily running the risk that he or she will not be re-nominated for office at the next Annual Meeting. In addition, the Board has implemented measures to further foster accountability, including the adoption of Corporate Governance Guidelines (that focus on the independence and quality of members of the Board and its effective functioning) and regular annual self-evaluations of the Board and its four committees.
•	Shareholders’ interest.
     Our directors are also shareholders of the Company and, as a result, their interests and their actions are clearly aligned with the interests of the shareholders. A significant portion of our directors’ compensation is paid in the Company’s common stock. This provides a continuing incentive to the directors to increase shareholder value.

•	Implementation won’t be automatic.
     Adoption of this proposal would not automatically eliminate the classified Board. Further action would be required by the shareholders to amend the Articles of Incorporation of the Company. Under the Articles of Incorporation, an affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock is required to amend the provisions of the Articles of Incorporation that pertain to the staggered board.
•	Statements in the Shareholder proposal.
     The Board takes issue with several of the statements made in the shareholder proposal and believes that some of the statements are subject to either rebuttal or clarification. However, the Board has chosen to limit its response to the issue of the elimination of the staggered board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

ADDITIONAL INFORMATION
How do we submit shareholder proposals or director nominations for the next Annual Meeting?
     Any shareholder who intends to have a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting of the Company’s shareholders and who wishes to present the proposal at that meeting must submit the proposal in accordance with the applicable rules of the SEC. The Company must receive the proposal at its principal executive office on or before December 9, 2006. A shareholder who intends to present a proposal at the 2007 Annual Meeting but does not wish it to be included in the proxy statement and form of proxy must submit the proposal by the close of business on February 16, 2007 but not earlier than January 17, 2007, in accordance with the applicable provisions of the Company’s Bylaws, a copy of which is available upon written request to the Office of the Secretary. If a shareholder submits a proposal after the close of business on February 24, 2007, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2007 Annual Meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination on or before November 17, 2006 and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. See “How are nominees for the Board selected?” on page 6 of this proxy statement. The Company suggests that proponents submit their proposals and nominations to the Office of the Secretary by Certified Mail – Return Receipt Requested.
How many annual reports and proxy statements are delivered to a shared address?
     If you and one or more shareholders of Company stock share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may:
•	call the Company’s Shareholder Services at 1-602-250-5511;

•	mail a request to receive separate copies to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or

•	e-mail a request to: shareholderdept@pinnaclewest.com;

and the Company will promptly deliver the annual report or proxy statement to you upon your request.
     Shareholders who own Company stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their broker.
     Shareholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.
How much did this proxy solicitation cost?
     The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. Proxies are primarily sent by mail, although the Company may solicit consenting shareholders over the internet or by telephone. The Company has retained Georgeson Shareholder to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $7,500, plus customary expenses. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

APPENDIX A
PINNACLE WEST CAPITAL CORPORATION
DIRECTOR INDEPENDENCE STANDARDS
(February 22, 2006)
BACKGROUND
     On November 4, 2003, the Securities and Exchange Commission (the “SEC”) approved corporate governance rules proposed by The New York Stock Exchange (“NYSE”). These rules were amended on November 3, 2004. Among other things, the rules require NYSE-listed companies, such as Pinnacle West Capital Corporation (the “Company”), to have a majority of “independent directors.” The rules include a list of relationships that would prevent a director from being independent under NYSE listing standards. Commentary to the rules includes the following language on this topic:
It is not possible to anticipate, or explicitly to provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company (references to “company” would include any parent or subsidiary in a consolidated group within the company). Accordingly, it is best that boards making “independence” determinations broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the listed company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. However, as the concern is independence from management, the [NYSE] does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.
     In discussing a board’s determination of the “independence” of a director, commentary to the rules includes the following language:
[A] board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. A company must disclose any standard it adopts. It may then make the general statement that the independent directors meet the standards set by the board without detailing the particular aspects of the immaterial relationships between individual directors and the company.
     The Board of Directors of Pinnacle West Capital Corporation (“Pinnacle West”) believes it is appropriate to adopt director independence standards designed to comply with the rules and to evaluate each director’s independence in light of these standards.

DIRECTOR INDEPENDENCE STANDARDS
1.	For purposes of these Director Independence Standards, (a) the term “Independent” has the meaning ascribed to such term in NYSE Rule 303A.02 and (b) the term “Company” means Pinnacle West and its consolidated subsidiaries.

2.	Pinnacle West will publicly disclose director independence determinations in accordance with NYSE rules and/or applicable law.

3.	No director qualifies as Independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board may make this determination upon its finding that a director does not have any of the relationships or interests described in Paragraphs 4 – 8 below.

4.	A director is not Independent who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company.

5.	A director is not Independent if the director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service).

6.	A director is not Independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

7.	A director is not Independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

8.	A director is not Independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In the case of Company contributions to tax-exempt organizations that exceed the threshold in the previous sentence, a director will not be considered Independent only if the director is a paid executive officer (exclusive of expense reimbursements) of any such organization.

9.	For purposes of Paragraphs 4 – 8 above, (a) “immediate family members” consist of a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home and (b) the term “executive officer” means Pinnacle West’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any Pinnacle West vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other Pinnacle West officer who performs a policy-making function, or any other person who performs similar policy-making functions for Pinnacle West. Officers of Pinnacle West’s subsidiaries shall be deemed officers of Pinnacle West if they perform such policy-making functions for Pinnacle West.
10.	Nothing in these Director Independence Standards prohibits the Board of Directors from determining that a director is not Independent based on other relationships or transactions not specifically described in Paragraphs 4 – 8 above.

11.	Nothing in these Director Independence Standards prohibits the Board of Directors from adopting additional or different qualifications for director membership on a Board committee, it being understood that such qualifications will be separately approved by the Board and included in such Board committee’s charter.
Effective as of February 22, 2006

/s/ WILLIAM J. POST

William J. Post, Chairman of the Board
and Chief Executive Officer

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxyvotenow.com/pnw
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-289-1787
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL
•	Mark, sign, and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

If you vote by Internet or by phone,
DO NOT mail your proxy card.
Thank you for voting.
For shareholders who have elected to receive Pinnacle West’s Proxy Statement and Annual Report electronically, you can now view the 2006 Annual Meeting materials on the Internet by pointing your browser to http://www.pinnaclewest.com

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please sign, date, and return
the proxy card promptly using
the enclosed envelope.
☒
Votes must be indicated
(x) in black or blue ink.

The Board of Directors recommends a vote FOR proposals one (1) and two (2) and AGAINST three (3).

1.      Election of Directors

FOR ALL	☐	WITHHOLD ALL	☐	FOR ALL ALL EXCEPT	☐

Nominees: 01 - Jack E. Davis, 02 - Pamela Grant,
03 - Martha O. Hesse, 04 - William S. Jamieson, Jr.
     To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

		FOR	AGAINST	ABSTAIN

2.	Ratification of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year ending December 31, 2006	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Vote on Shareholder Proposal to Elect Directors Annually	☐	☐	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
	Yes ☐	No ☐

To change your address, please mark this box and indicate new address on the reverse side.	☐

To include any comments, please mark this box and comment on reverse side.	☐

     SCAN LINE
All owners should sign as their name appears hereon. Fiduciaries, trustees, and corporate officers should indicate title and authority.

Date	Shareholder sign here	Co-Owner sign here

Dear Shareholders,
The 2006 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Herberger Theater, 222 E. Monroe St., Phoenix, Arizona, on May 17, 2006 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to elect four (4) Class III Directors to serve on the Board until the 2009 Annual Meeting, to ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2006 and to vote on a shareholder proposal.
Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference.

Sincerely,
Nancy C. Loftin
Vice President, General Counsel and Secretary

PROXY FORM	Pinnacle West Capital Corporation	PROXY FORM
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 17, 2006.
The undersigned hereby appoints William J. Post and Nancy C. Loftin, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 17, 2006, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.
If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”) then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 15, 2006 will be voted by the trustee in accordance with the trustee’s fiduciary duty. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Class III — Jack E. Davis, Pamela Grant, Martha O. Hesse, William S. Jamieson, Jr.
This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR proposals one (1) and two (2), and AGAINST three (3).
Continued on the reverse side.

PINNACLE WEST CAPITAL CORPORATION
P.O. BOX 11130
NEW YORK, N.Y. 10203-0130
CHANGE OF ADDRESS

COMMENTS

Dear Shareholder:
Enclosed is your 2006 Pinnacle West Capital Corporation proxy card. You may now access the 2005 Annual Report and the 2006 Notice and Proxy Statement online at www.pinnaclewest.com. Please note, you will not receive a printed copy of these reports.
Please review the reports and then take a moment to vote online at www.proxyvotenow.com/pnw; as indicated on your proxy card. You may also vote by phone or mail; all voting options are included on your proxy card.
If you decide you would like a printed copy of either the Annual Report or the Notice and Proxy Statement, you may request one by calling us at 602-250-5511; or email at shareholderdept@pinnaclewest.com.
Your consent to view this information online results in significant printing and postage savings to the Company, contributing to shareholder value.